Contact:

Stew Chalmers

Director, Corporate Communications

Phone: 818-681-3588

E-mail: stew@positio.com

ZILOG RAISES GUIDANCE FOR THE MARCH 2006 QUARTER

SAN JOSE, Calif., March 27, 2006-- ZiLOG, Inc. (NASDAQ: ZILG)) the inventor of the Z80 microprocessor and a leading provider of integrated microcontroller solutions and universal remote control products today announced it is raising its revenue outlook for its fourth fiscal quarter ending March 31, 2006. Sales for the quarter are currently expected to be $19 million to $20 million compared to earlier guidance of $17.0 to $18.0 million reflecting a much stronger order rate. The increase also reflects higher demand for the company's remote control microcontroller solutions and stronger shipments through its distribution channel across all regions.

The final results for the quarter will be reviewed by the company in its regularly scheduled earnings call currently expected to be 2:00pm Pacific Standard Time (PST), Thursday May 18th, 2006.

About ZiLOG, Inc.

Founded in 1974, ZiLOG won international acclaim for designing one of the first architectures in the microprocessors and microcontrollers industry. Today, ZiLOG is a leading global supplier of 8-bit micro logic devices. It designs and markets a broad portfolio of devices for embedded control and communication applications used in consumer electronics, home appliances, security systems, point of sales terminals, personal computer peripherals, as well as industrial and automotive applications. ZiLOG is headquartered in San Jose, California, and employs approximately 500 people worldwide with sales offices throughout Asia, Europe and North America. For more information about ZiLOG and our products, visit the Company's website at: www.ZiLOG.com.

Cautionary Statements

This release contains forward-looking statements relating to expectations, plans or prospects for ZiLOG, Inc. that are based upon the current expectations and beliefs of ZiLOG’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For example, our outlook for the March 2006 quarter could vary depending on the amount of legacy products which we sell. ZiLOG does not expect to and disclaims any obligation to, update such forward looking statements until release of its next quarterly earnings announcement. ZiLOG, however, reserves the right to update such statements or any portion thereof at any time for any reason.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and any subsequently filed reports. All documents also are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at http://www.sec.gov or from the Company’s website at www.ZiLOG.com.

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